Exhibit 10.2
EXECUTION VERSION

May 17, 2018
Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44(20) 77736461
Telephone: +44 (20) 777 36810
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone: +1 212 412 4000

To:	Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Blvd, Suite 110
San Diego, CA 92121
Attention: General Counsel
        Telephone No.:     858-550-7835
Facsimile No.:    858-550-7272

Re:	Base Issuer Warrant Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Barclays Bank PLC (“Dealer”) through its agent Barclays Capital Inc. and Ligand Pharmaceuticals Incorporated (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Barclays is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Barclays is not a member of the Securities Investor Protection Corporation.
1.This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.
This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD 35 million and to Dealer with a Threshold Amount of 3% of the stockholders’ equity of Dealer, in each case, as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (y) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term did not include obligations in respect of deposits received in the ordinary course of a party’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.
All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.
2.    The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	May 18, 2018

Effective Date:	May 22, 2018, or such other date as agreed between the parties, subject to Section 8(n) below

Components:
The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD 0.001 per share (Ticker Symbol: “LGND”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:
As provided in Annex A to this Confirmation. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 191.13, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	NASDAQ Global Market

Related Exchange:	All Exchanges
Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:
As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not already deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, Dealer may elect in its commercially reasonable discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the VWAP Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” has the meaning provided in Annex A to this Confirmation. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent, acting commercially reasonably, may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make commercially reasonable adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the second preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, but prior to the open of the regular trading session of the Exchange on such day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring in respect of an Expiration Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
Any event that Dealer, in its commercially reasonable discretion, based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:
Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Issuer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of

Giving Notice:	To be provided by Issuer.
Settlement Terms:
In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:
On each Settlement Date, Issuer shall, subject to Section 8(d)(ii), deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the VWAP Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:
In respect of any Exercise Date, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring in respect of such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than noon (local time in New York City) on the relevant Settlement Date.

VWAP Price:
For any Valuation Date, the dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “LGND <Equity> AQR” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason or is manifestly incorrect, as determined by the Calculation Agent using a volume weighted method in a commercially reasonable manner.

Other Applicable Provisions:
The provisions of Sections 1.27, 9.1(c), 9.8, 9.9, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.
Adjustments:
In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any Dividend that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).
Extraordinary Events:
Consequences of Merger Events:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Cancellation and Payment (Calculation Agent Determination)

(c)
Share-for-Combined:    Modified Calculation Agent Adjustment; provided that, in its commercially reasonable discretion, the Calculation Agent may elect Cancellation and Payment (Calculation Agent Determination) for all or any part of the Transaction.

Tender Offer:	Applicable
Consequences of Tender Offers:

(a)	Share-for-Share: Modified Calculation Agent Adjustment

(b)	Share-for-Other: Modified Calculation Agent Adjustment

(c)	Share-for-Combined: Modified Calculation Agent Adjustment.
Composition of

Combined Consideration:
Not Applicable; provided that, notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by a holder of the Shares, the Calculation Agent will determine such composition.

Modified Calculation

Agent Adjustment:
If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in “Issuer” hereunder being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its commercially reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction (assuming a commercially reasonable hedge position), as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.
Consequences of Announcement

Events:
If an Announcement Event occurs, then on a date occurring a commercially reasonable period of time (which may, for the avoidance of doubt, mean the period of time ending on the occurrence of the relevant Merger Event, Tender Offer or Acquisition Transaction or the earlier termination or settlement of all or a portion of the Transaction) after the date of the relevant Announcement Event (the “Announcement Event Adjustment Date”)” in respect of each Option, the Calculation Agent will determine the cumulative economic effect on such Option of the Announcement Event, if any (without duplication in respect of any other adjustment or cancellation valuation made pursuant to the Equity Definitions, hereunder or under the Agreement, regardless of whether the Announcement Event actually results in a Merger Event, Tender Offer or Acquisition Transaction, and taking into account such factors as the Calculation Agent shall determine appropriate, including, without limitation, changes in volatility, expected dividends or liquidity relevant to the Shares or the Transaction for the period from the time immediately prior to such Announcement Event to the relevant Announcement Event Adjustment Date, and taking into account a commercially reasonable Hedge Position with respect to the Transaction). If the Calculation Agent determines that such cumulative economic effect on any Option is material, then on the Announcement Event Adjustment Date for such Option, the Calculation Agent shall make such adjustment to the terms of the Transaction as the Calculation Agent determines appropriate to account for such cumulative economic effect and determine the effective date of such adjustment. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:
(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any acquisition by Issuer or any of its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence, as determined, in each case, by the Calculation Agent.  For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Nationalization, Insolvency

or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a)
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (x) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (z) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b)	Failure to Deliver: Applicable

(c)	Insolvency Filing: Applicable

(d) Hedging Disruption:	Applicable; provided that:
(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e)	Increased Cost of Hedging: Not Applicable

(f)	Loss of Stock Borrow: Applicable
Maximum Stock Loan Rate:    As provided in Annex A to this Confirmation.

(g)	Increased Cost of Stock Borrow: Applicable
Initial Stock Loan Rate:    As provided in Annex A to this Confirmation.

Hedging Party:	Dealer for all applicable Potential Adjustment Events and Extraordinary Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable
Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.
Calculation Agent:    Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Issuer, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Issuer by email to the email address provided by Issuer in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential data or information or any proprietary or confidential models used by it for such determination or calculation.

4.    Account Details:

Dealer Payment Instructions:	Bank: Barclays Bank plc NY
ABA# 026 00 2574
BIC: BARCUS33
Acct: 50038524
Beneficiary: BARCGB33
Ref: Barclays Bank plc London Equity Derivatives

Issuer Payment Instructions:        To be provided by Issuer.
5. Offices:

The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party
The Office of Issuer for the Transaction is: Not applicable
6.    Notices: For purposes of this Confirmation:
(a)    Address for notices or communications to Issuer:
To:        Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Blvd, Suite 110
San Diego, CA 92121
Attn:        Charles S. Berkman
Telephone:    858-550-7835
Facsimile:    858-550-7272

(b)    Address for notices or communications to Dealer:
Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attention: Legal Department – Equity Derivatives
Telephone: (+1) 212-412-4000
Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attn:    Paul Robinson
Telephone:    (+1) 212-526-0111
Facsimile:    (+1) 917-522-0458

and

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: 44(20) 777 36461
Phone: 44(20) 777 36810

7.    Representations, Warranties and Agreements:
(a)        In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
(i)    On the Trade Date and any date on which Issuer makes an election hereunder, (A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii)    Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
(iii)    On or reasonably promptly following the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors or any committee thereof (together with a resolution of Issuer’s board of directors authorizing such committee to take such actions) authorizing the Transaction and such other certificate or certificates as Dealer shall, prior to the Trade Date, reasonably request.
(iv)    Issuer is not entering into this Confirmation nor making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
(v)    Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(vi)    On the Trade Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
(vii)    From and after the date of the Available Shares Notice (as defined below), Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below), and prior to the date of the Available Shares Notice, Issuer shall not take any action to decrease the number of Available Shares below the number of Available Shares on the Effective Date.
(viii)    The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of May 17, 2018, between Issuer and Goldman Sachs & Co. LLC and Barclays Capital Inc., as representatives of the Initial Purchasers party thereto are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.
(ix)    Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.
(x)    Unless Issuer has delivered the Available Shares Notice prior to the first Expiration Date, during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares and any securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act, unless Issuer has provided written notice (which notice shall be deemed to contain representations and warranties that, as of the time such notice is given, (i) Issuer is not in possession of material nonpublic information with respect to Issuer or the Shares and (ii) Issuer is not engaging in the related activity to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act) to Dealer of the relevant “restricted period” not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; provided that (I) Issuer shall provide written notice (which notice shall be deemed to contain representations and warranties that, as of the time such notice is given, (i) Issuer is not in possession of material nonpublic information with respect to Issuer or the Shares and (ii) Issuer is not engaging in the related activity to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act) to Dealer of the end of the relevant “restricted period” not later than the last day of such “restricted period”, (II) Issuer acknowledges and agrees that any notice under this clause (x) may result in a Regulatory Disruption or other adjustments in accordance with the terms of this Confirmation, (III) the Calculation Agent shall make a commercially reasonable adjustment in respect of any one or more of the terms relevant to the exercise, settlement, payment or other terms of the relevant Options to preserve the fair value of the Options to Dealer after taking into account such Regulatory Disruption, (IV) the aggregate number of Scheduled Trading Days that occur during any such “restricted period” (in the aggregate across all such “restricted periods” to which this clause (x) applies) will not exceed 15 Scheduled

Trading Days and (V) the aggregate number of “restricted periods” to which this clause (x) applies will not exceed three “restricted periods”.
(xi)    Unless Issuer has delivered the Available Shares Notice prior to the first Expiration Date, on each day during the Settlement Period, neither Issuer nor any “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall, without the consent of Dealer, such consent not to be unreasonably withheld, conditioned or delayed, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that such restrictions will not apply to the following: (A) privately negotiated, off-market purchases of Shares (or any security convertible into or exchangeable for Shares) at or below the then-prevailing fair market price thereof; (B) purchases of Shares pursuant to exercises of stock options granted to former or current employees, officers, directors, independent contractors or other affiliates of Issuer, including the withholding and/or purchase of Shares from holders of such options to satisfy payment of the option exercise price and/or to satisfy tax withholding requirements in connection with the exercise of such options; (C) purchases of Shares from holders of performance shares or units or restricted shares or units to satisfy tax withholding requirements in connection with vesting; (D) the conversion or exchange by holders of any convertible or exchangeable securities of Issuer pursuant to the terms of such securities; or (E) purchases of Shares effected by or for a plan by an agent that satisfy the requirements of Rule 10b-18(a)(13)(ii).
(xii)    (A) On and after the date of the Available Shares Notice until termination or earlier expiration of the Transaction, a number of Shares equal to the Capped Number have been reserved for issuance by all required corporate action of Issuer; (B) on the Trade Date and at all times until termination or earlier expiration of the Transaction, the Shares issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable; and (C)(i) the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and (ii) the Warrant Shares shall upon issuance be accepted for listing or quotation on the Exchange.
(xiii)    To Issuer’s actual knowledge, no state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.
(b)    Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.
(c)    Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
(d)    Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “termination value, payment amount, or other transfer obligation” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.
(e)    Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Section 7(a)(v) of this Confirmation (replacing, solely for these purposes, the words “On the Trade Date (or, with respect to clause (C)(ii), the Effective Date) and at all times until termination or earlier expiration of the Transaction” with the words “On the Effective Date”) and such other matters as Dealer may, prior to the Trade Date, reasonably request; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.
8. Other Provisions:
(a)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of another Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event (i) of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Issuer’s control, (iii) that Issuer fails to remake the representation set forth in Section 7(a)(i) as of the date of such election or (iv) prior to Issuer’s delivery of the Available Shares Notice (as defined below). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of another Extraordinary Event, as applicable:

Share Termination Alternative:
If applicable, means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer.

Share Termination Delivery Unit:
In the case of a Termination Event, Event of Default, Delisting, Additional Disruption Event or Announcement Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 1.27, 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)    Private Placement Procedures. (i) If, in the reasonable judgment of Dealer, based on advice of counsel, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then the provisions set forth in this Section 8(b) shall apply. In such event, Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect a commercially reasonable liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”).
(ii) (A)    Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of substantially similar size for similar issuers (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(B)    Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such Delivered Securities by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of substantially similar size for similar issuers, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resale, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Delivered Securities; and
(C)    Issuer agrees that (i) any Delivered Securities so delivered to Dealer may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Delivered

Securities to remove, any legends referring to any such restrictions or requirements from any Delivered Securities, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).
(D)    Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resale of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).
(iii) Dealer or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Scheduled Trading Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Scheduled Trading Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales equal or exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds equal or exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Scheduled Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(b)(iii). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(d).
(c)        Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with this Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 4.5% of the outstanding Shares or (ii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, regulations, regulatory orders or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a local, state, federal or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Laws, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party (in each case, excluding any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act), in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i) and (ii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached. “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer (or the affiliate designated by Dealer pursuant to Section 8(k) below) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(c), until such time as such Shares are delivered pursuant to this Section 8(c).
(d)        Limitations on Settlement by Issuer.
(i)    Notwithstanding anything herein or in the Agreement to the contrary, once Issuer delivers a notice (such notice, the “Available Shares Notice”) to Dealer representing and warranting that the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) (such Shares, the “Available Shares”) exceeds the Capped Number of Shares (as provided in Annex A to this Confirmation), subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Definitions, other than an adjustment resulting from actions of Issuer or events within Issuer’s control (the Capped Number of Shares, as so adjusted, the “Capped Number”) (provided that no such adjustment shall cause the Capped Number to exceed the number of Available Shares), Issuer shall not be required to deliver Shares in connection with the Transaction in excess of the Capped Number. Upon delivery of the Available Shares Notice, Issuer shall be deemed to represent and warrant to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of Available Shares. In the event that, following the date of the Available Shares Notice, Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(d) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the date of the Available Shares Notice (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.
(ii)    Notwithstanding anything herein or in the Agreement to the contrary, prior to the date of the Available Shares Notice, to the extent that Issuer would otherwise be required to deliver any Shares to Dealer (whether upon settlement of the Transaction, upon termination or otherwise), and the number of Available Shares is less than the number of Shares otherwise so required to be delivered, Counterparty shall, on the date such delivery would otherwise be due, pay cash to Dealer in lieu of such delivery of such excess number of Shares, with the amount of such payment determined by the Calculation Agent in its commercially reasonable discretion and notified by the Calculation Agent to Issuer no later than the Scheduled Trading Day preceding such date of payment. Prior to the date of the Available Shares Notice, Issuer shall ensure that, to the extent that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions, such shares shall constitute “Available Shares” under this Transaction or any similar transaction entered on or about the date hereof, such Shares to be allocated proportionally to each such transaction based on the number of “Options” outstanding thereunder (up to the “Capped Number” specified in each such transaction). Upon Dealer’s reasonable request from time to time, Issuer shall promptly notify Dealer of the then-current number of Available Shares.
(e)        Right to Extend. The Calculation Agent, acting commercially reasonably, may postpone, without duplication of any postponements made pursuant to the provisions applicable to Regulatory Disruptions hereunder, any Exercise Date or Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its reasonable discretion, based on advice of counsel in the case of the immediately following clause (ii), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements).
(f)        Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.
(g)        Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
(i)     Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or Warrants” at the end of the sentence.
(ii)    The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)     Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or Warrants” at the end of the sentence;
(iv)     Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA 2002 Master Agreement with respect to that Issuer.”;
(v)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and
(vi)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
(h)        Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, without the consent of Issuer to any affiliate of Dealer or any internationally recognized investment bank, in each case that is (or whose guarantor is) of credit quality equivalent to Dealer. In the event of any such transfer or assignment, the transferee or assignee shall agree that (i) Issuer will not receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Issuer would have received from Dealer in the absence of such transfer or assignment and (ii) Issuer will not be required to pay to the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement, if applicable, greater than the amount that Issuer would have been required to pay to Dealer in the absence of such transfer or assignment, except in each case, to the extent it results from a change in law that occurs after the date of that transfer or assignment. At any time at which any Ownership Limitation exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Ownership Limitation no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Ownership Limitation no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.
(i)        Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.
(j)        Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.
(k)        Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.
(l)        Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer, acting in good faith and commercially reasonably, may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
(i)    Dealer reasonably determines, based on advice of counsel, that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements);
(ii)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Issuer, Issuer’s wholly-owned subsidiaries and Issuer’s and their employee benefit plans files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common stock representing more than 50% of the voting power of Issuer’s common stock;
(iii)    the consummation of (A) any recapitalization, reclassification or change of the Issuer’s common stock (other than changes resulting from a subdivision or combination) as a result of which the Issuer’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Issuer pursuant to which the Issuer’s common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any person other than one of the Issuer’s wholly owned subsidiaries;; or
(iv)    Issuer’s stockholders approve any plan or proposal for Issuer’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction or transactions set forth in clause (iii) above shall not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by the holders of Issuer’s common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions otherwise constituting an Additional Termination Event under clause (iii) above consists of shares of common stock that are listed or quoted (or depositary receipts representing shares of common stock, which depositary receipts are listed or quoted) on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and such transaction(s) constitutes a common stock change event whose reference property consists of such consideration, and as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ statutory appraisal rights.
(m)        No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.
(n)        Early Unwind. In the event the sale by Issuer of the “Initial Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by 9:00 A.M. (New York City time) on the second (third, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the Trade Date (or such later date as agreed upon by the parties, which in no event shall be later than ten business days after such second or third business day) (such second or third business day or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated. Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Issuer represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(o)        Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Excess Ownership Position or Illegality (as defined in the Agreement)).
(p)    Tax Matters.
(i)    Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(ii)    HIRE Act and Section 305.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 305 (as in effect on the date hereof) or Section 871(m) of the Code or any regulations issued thereunder (each such tax, “Dividend Tax”). Without duplication for (1) any amount that Issuer has deducted on account of such Dividend Tax from any amount paid to Dealer or (2) any amount that Issuer has paid from money or other property of Dealer, the amount of Dividend Taxes so required to be remitted shall be payable by Dealer to Issuer on the date on which the remittance of such required withholding or deduction is required to be made, and Dealer’s aforementioned obligations shall survive the termination of any Transaction.
(iii)    Tax documentation. Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Additionally, Issuer shall, promptly upon request by Dealer, provide such other tax forms and documents as are reasonably requested by Dealer. Dealer shall provide Issuer, as applicable, (x) a valid U.S. Internal Revenue Service Form W-9 or W-8ECI or (y) (A) a valid Internal Revenue Service Form W-8IMY along with a withholding statement and (B) attached a valid Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8ECI, or, in each case, any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect. Additionally, Dealer shall, promptly upon request by Issuer, provide such other tax forms and documents as are reasonably requested by Issuer.
(iv)    Tax Representations. Issuer is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Issuer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).
(q)    Role of Agent. Each of Dealer and Issuer acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Issuer is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Issuer acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.
(r)    Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Issuer. The Agent will furnish to Issuer upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.
(s)    Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Issuer, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Issuer shall be transmitted exclusively through the Agent.
(t)    Agreements and Acknowledgements Regarding Hedging. Issuer understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Issuer.
(u)    2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 ("Protocol") apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of "Adherence Letter" shall be deemed to be deleted and references to "Adherence Letter" shall be deemed to be to this section (and references to "such party's Adherence Letter" and "its Adherence Letter" shall be read accordingly), (ii) references to "adheres to the Protocol" shall be deemed to be "enters into this Agreement", (iii) references to "Protocol Covered Agreement" shall be deemed to be references to the Agreement (and each "Protocol Covered Agreement" shall be read accordingly), and (iv) references to "Implementation Date" shall be deemed to be references to the date of this Confirmation. For the purposes of this section:
1. Dealer is a Portfolio Data Sending Entity and Issuer is a Portfolio Data Receiving Entity;
2. Dealer and Issuer may use a Third Party Service Provider, and each of Dealer and Issuer consents to such use including the communication of the relevant data in relation to Dealer and Issuer to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
3. The Local Business Days for such purposes in relation to Dealer and Issuer is New York, New York, USA.
4. The following are the applicable email addresses.
Portfolio Data:    Dealer: MarginServicesPortRec@barclays.com
Issuer: eberkman@ligand.com
Notice of discrepancy:    Dealer: PortRecDiscrepancy@barclays.com
Issuer: eberkman@ligand.com
Dispute Notice:    Dealer: EMIRdisputenotices@barclays.com
Issuer: eberkman@ligand.com
(v)    NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the "NFC Representation Protocol") shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of "Adherence Letter" shall be deemed to be deleted and references to "Adherence Letter" shall be deemed to be to this section (and references to "the relevant Adherence Letter" and "its Adherence Letter" shall be read accordingly), (ii) references to "adheres to the Protocol" shall be deemed to be "enters into this Agreement", (iii) references to "Covered Master Agreement" shall be deemed to be references to the Agreement (and each "Covered Master Agreement" shall be read accordingly), and (iv) references to "Implementation Date" shall be deemed to be references to the date of this Confirmation. Issuer confirms that it enters into this Confirmation as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Issuer shall promptly notify Dealer of any change to its status as a party making the NFC Representation.
(w)    Bail-In Protocol. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of the ISDA 2016 Bail-In Article 55 BRRD Protocol published by the International Swaps and Derivatives Association, Inc. on 14 July 2016 (the "Bail-In Protocol") shall be deemed to be incorporated into and apply to the Agreement with effect from the date of this Confirmation as if references in those provisions to "Protocol Covered Agreement" as defined in the Bail-in Protocol were references to the Agreement, and on the basis that references to the "Implementation Date" in the Bail-in Protocol shall be deemed to be references to the date of this Confirmation.
(x)    Contractual Recognition of UK Stay in Resolution. Notwithstanding anything contained in the Agreement, the parties agree that the provisions of paragraphs 1 to 4 (inclusive) of the UK (PRA Rule) Jurisdictional Module (the "UK Module") published by the International Swaps and Derivatives Association, Inc. on 3 May 2016, as amended from time to time, shall be deemed to be incorporated into the Agreement as if references in those provisions to "Covered Agreement" were references to the Agreement, and on the basis that: (i) Dealer shall be treated as a "Regulated Entity" and as a "Regulated Entity Counterparty" with respect to Issuer, (ii) Issuer shall be treated as a "Module Adhering Party", and (iii) references to the "Implementation Date" in the UK Module shall be deemed to be references to the date of this Confirmation.

(y)    Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
(z)        Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
[Signature Page Follows]

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Yours faithfully,
BARCLAYS BANK PLC

By:	/s/ Steven R. Halperin
Name: Steven R. Halperin
Title: Managing Director

Agreed and Accepted By:

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles Berkman
Name: Charles Berkman
Title: Senior Vice President, General Counsel and Secretary

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	8,719	Tue 15 Aug 2023
2	8,719	Wed 16 Aug 2023
3	8,719	Thu 17 Aug 2023
4	8,719	Fri 18 Aug 2023
5	8,719	Mon 21 Aug 2023
6	8,719	Tue 22 Aug 2023
7	8,719	Wed 23 Aug 2023
8	8,719	Thu 24 Aug 2023
9	8,719	Fri 25 Aug 2023
10	8,719	Mon 28 Aug 2023
11	8,719	Tue 29 Aug 2023
12	8,719	Wed 30 Aug 2023
13	8,719	Thu 31 Aug 2023
14	8,719	Fri 1 Sep 2023
15	8,719	Tue 5 Sep 2023
16	8,719	Wed 6 Sep 2023
17	8,719	Thu 7 Sep 2023
18	8,719	Fri 8 Sep 2023
19	8,719	Mon 11 Sep 2023
20	8,719	Tue 12 Sep 2023
21	8,719	Wed 13 Sep 2023
22	8,719	Thu 14 Sep 2023
23	8,719	Fri 15 Sep 2023
24	8,719	Mon 18 Sep 2023
25	8,719	Tue 19 Sep 2023
26	8,719	Wed 20 Sep 2023
27	8,719	Thu 21 Sep 2023
28	8,719	Fri 22 Sep 2023
29	8,719	Mon 25 Sep 2023
30	8,719	Tue 26 Sep 2023
31	8,719	Wed 27 Sep 2023
32	8,719	Thu 28 Sep 2023
33	8,719	Fri 29 Sep 2023
34	8,719	Mon 2 Oct 2023
35	8,719	Tue 3 Oct 2023
36	8,719	Wed 4 Oct 2023
37	8,719	Thu 5 Oct 2023
38	8,719	Fri 6 Oct 2023
39	8,719	Mon 9 Oct 2023
40	8,719	Tue 10 Oct 2023

41	8,719	Wed 11 Oct 2023
42	8,719	Thu 12 Oct 2023
43	8,719	Fri 13 Oct 2023
44	8,719	Mon 16 Oct 2023
45	8,719	Tue 17 Oct 2023
46	8,719	Wed 18 Oct 2023
47	8,719	Thu 19 Oct 2023
48	8,719	Fri 20 Oct 2023
49	8,719	Mon 23 Oct 2023
50	8,719	Tue 24 Oct 2023
51	8,719	Wed 25 Oct 2023
52	8,719	Thu 26 Oct 2023
53	8,719	Fri 27 Oct 2023
54	8,719	Mon 30 Oct 2023
55	8,719	Tue 31 Oct 2023
56	8,719	Wed 1 Nov 2023
57	8,720	Thu 2 Nov 2023
58	8,720	Fri 3 Nov 2023
59	8,720	Mon 6 Nov 2023
60	8,720	Tue 7 Nov 2023
61	8,720	Wed 8 Nov 2023
62	8,720	Thu 9 Nov 2023
63	8,720	Fri 10 Nov 2023
64	8,720	Mon 13 Nov 2023
65	8,720	Tue 14 Nov 2023
66	8,720	Wed 15 Nov 2023
67	8,720	Thu 16 Nov 2023
68	8,720	Fri 17 Nov 2023
69	8,720	Mon 20 Nov 2023
70	8,720	Tue 21 Nov 2023
71	8,720	Wed 22 Nov 2023
72	8,720	Mon 27 Nov 2023
73	8,720	Tue 28 Nov 2023
74	8,720	Wed 29 Nov 2023
75	8,720	Thu 30 Nov 2023
76	8,720	Fri 1 Dec 2023
77	8,720	Mon 4 Dec 2023
78	8,720	Tue 5 Dec 2023
79	8,720	Wed 6 Dec 2023
80	8,720	Thu 7 Dec 2023
81	8,720	Fri 8 Dec 2023
82	8,720	Mon 11 Dec 2023
83	8,720	Tue 12 Dec 2023
84	8,720	Wed 13 Dec 2023
85	8,720	Thu 14 Dec 2023
86	8,720	Fri 15 Dec 2023

87	8,720	Mon 18 Dec 2023
88	8,720	Tue 19 Dec 2023
89	8,720	Wed 20 Dec 2023
90	8,720	Thu 21 Dec 2023
91	8,720	Fri 22 Dec 2023
92	8,720	Tue 26 Dec 2023
93	8,720	Wed 27 Dec 2023
94	8,720	Thu 28 Dec 2023
95	8,720	Fri 29 Dec 2023
96	8,720	Tue 2 Jan 2024
97	8,720	Wed 3 Jan 2024
98	8,720	Thu 4 Jan 2024
99	8,720	Fri 5 Jan 2024
100	8,720	Mon 8 Jan 2024
101	8,720	Tue 9 Jan 2024
102	8,720	Wed 10 Jan 2024
103	8,720	Thu 11 Jan 2024
104	8,720	Fri 12 Jan 2024
105	8,720	Tue 16 Jan 2024
106	8,720	Wed 17 Jan 2024
107	8,720	Thu 18 Jan 2024
108	8,720	Fri 19 Jan 2024
109	8,720	Mon 22 Jan 2024
110	8,720	Tue 23 Jan 2024
111	8,720	Wed 24 Jan 2024
112	8,720	Thu 25 Jan 2024
113	8,720	Fri 26 Jan 2024
114	8,720	Mon 29 Jan 2024
115	8,720	Tue 30 Jan 2024
116	8,720	Wed 31 Jan 2024
117	8,720	Thu 1 Feb 2024
118	8,720	Fri 2 Feb 2024
119	8,720	Mon 5 Feb 2024
120	8,720	Tue 6 Feb 2024

Strike Price:	USD 315.3810

Premium:	USD 31,200,000

Final Disruption Date:	February 19, 2024

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	Prior to May 16, 2023, zero basis points, and thereafter, 25 basis points

Capped Number of Shares:	1,569,516